JAMES STAFFORD
James Stafford, Inc.
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
www.jamesstafford.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 10 August 2011, with respect to the consolidated balance sheets of Rotoblock Corporation (the “Company”) as at 30 April 2011 and 2010, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended 30 April 2011 on Form 10-K of the Company dated 15 August 2011.

/s/ James Stafford

Chartered Accountants

Vancouver, Canada

15 August 2011